Exhibit 99.1

uniQure Announces Appointment of

Steven L. Zelenkofske as Chief Medical Officer

Lexington, MA and Amsterdam, the Netherlands, June 6, 2017 — uniQure N.V. (Nasdaq: QURE), a leader in human gene therapy, today announced the appointment of Steven L. Zelenkofske, D.O, as Chief Medical Officer, effective immediately. He will report to Matt Kapusta, Chief Executive Officer of uniQure, and will be based in the Company’s Lexington, Massachusetts facility.  Dr. Zelenkofske will succeed Christian Meyer, M.D., Ph.D. and be responsible for leading all clinical research and development, medical affairs and related functions at uniQure. Dr. Meyer, who has made significant contributions to uniQure since joining the company in 2013, will work closely with Dr. Zelenkofske to ensure a seamless transition.

“Steve is a proven leader with both important industry and clinical practice experience,” said Mr. Kapusta.  “He has worked effectively in both large and small corporate environments and has an accomplished track record leading clinical research through all phases of development and onto successful regulatory approvals.  As we advance our hemophilia B and Huntington’s disease programs through the clinic, expanding our medical and clinical capabilities in the United States will become increasingly important, and Steve’s broad experience will be instrumental in helping uniQure deliver our gene therapy candidates to patients.”

Dr. Zelenkofske has nearly 15 years of clinical research experience within the industry, having previously held leadership positions at AstraZeneca, Sanofi-Aventis, Boston Scientific, and Novartis Pharmaceuticals.  Most recently, Dr. Zelenkofske served as Vice President and Therapeutic Area Head of Cardiovascular/Metabolism for AstraZeneca.  Prior to joining Astra Zeneca, he served as Chief Medical Officer for Regado Biosciences, a developer of RNA aptamer therapies.  His clinical experience outside of industry includes serving on the cardiology and electrophysiology teams with Lehigh Valley Heart Specialists, Heart Care Group and Cardiology Care Specialists, all in Allentown, PA, and on the medical staff of Episcopal Hospital in Philadelphia.

Dr. Zelenkofske holds Bachelor of Science and Master of Science degrees from Emory University and a Doctor of Osteopathic Medicine degree from the Philadelphia College of Osteopathic Medicine.  He conducted his graduate medical education at the Philadelphia College of Osteopathic Medicine and is board-certified in internal medicine, cardiology and cardiac electrophysiology.

“I am excited about this very promising opportunity at uniQure,” stated Dr. Zelenkofske. “I look forward to working with the team to advance the clinical development of the Company’s gene therapy programs and to collaborate with research colleagues to further identify opportunities in the early stage pipeline.”

“On behalf of the company’s Board of Directors, leadership team and employees, I want to thank Christian for his tremendous contributions during the past years of growth and transition at uniQure,” stated Mr. Kapusta.  “This includes his leadership in executing a successful Phase I/II clinical program in hemophilia B, establishing clinical operations, medical affairs and pharmacovigilance teams, and achieving regulatory accomplishments for the hemophilia B program through Breakthrough Therapy and PRIME designations.  Christian worked tirelessly in these areas and this success would not have been possible without his effort and support.”

In connection with Dr. Zelenkofske’s offer of employment, uniQure has granted him 175,000 restricted stock units (RSUs) vesting over three years.  One-third of the RSUs will vest on the first anniversary of Dr. Zelenkofske’s start date with uniQure, and each additional one-third of RSUs will vest on the second and third anniversary of his start date subject to Dr. Zelenkofske’s continued employment with the Company.  This award has been made pursuant to the NASDAQ inducement grant exception as a component of Dr. Zelenkofske’s employment compensation. The inducement grant is being made as an inducement material to Dr. Zelenkofske’s acceptance of employment with the Company in accordance with NASDAQ listing Rule 5635(c)(4).

About uniQure

uniQure is delivering on the promise of gene therapy — single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with CNS, liver/metabolic and cardiovascular diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to”, “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the implementation and effects of the Company’s new strategic and organizational changes, the development of our gene therapy product candidates, the success of our collaborations and the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies and/or development of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with corporate reorganizations and strategic shifts, collaboration arrangements, our and our collaborators’ clinical development activities, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s 2015 Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 4, 2016. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:	FOR MEDIA:

Maria E. Cantor	Tom Malone
Direct: 339-970-7536	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 339-223-8541
m.cantor@uniQure.com	t.malone@uniQure.com

Eva M. Mulder
Direct: +31 20 240 6103
Mobile: +31 6 52 33 15 79
e.mulder@uniQure.com

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